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                                                                     EXHIBIT 3.2

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                              DOLCO PACKAGING CORP.



                  FIRST: The name of the corporation is

                              Dolco Packaging Corp.

                  SECOND: The registered office of the Corporation in the State of Delaware is to be located at 1209 Orange Street, Wilmington, County of New Castle. The name and address of its registered agent is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

                  THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

                  FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is one-thousand (1,000) shares of Common Stock, par value $1.00 per share.

                  FIFTH: This Corporation is to have perpetual existence.

                  SIXTH: The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

                  SEVENTH:

                  (a) No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if:

                           (1) The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or
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                           (2) The material facts as to his relationship or
         interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

                           (3) The contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee, or the stockholders.

                  (b) Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

                  EIGHTH:      REPEALED

                  NINTH:       REPEALED

                  TENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that liability of a director shall not be eliminated or limited (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of Title 8 of the Delaware General Corporation Law or
(iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this Article Tenth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                  ELEVENTH:    REPEALED

                  TWELFTH:     REPEALED

                  THIRTEENTH:  REPEALED


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